EXHIBIT 23.3
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            Consent of Independent Registered Public Accounting Firm
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The Board of Directors
Monmouth Community Bancorp:

We consent to inclusion in the Amendment No. 1 to the Registration Statement (No. 333-119476) on Form S-4 filed by Monmouth Community Bancorp of our report dated February 2, 2004, except for Note 14, which is as of July 15, 2004, relating to the consolidated balance sheets of Monmouth Community Bancorp and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.


                                    KPMG LLP




Short Hills, New Jersey
November 2, 2004